Exhibit 99.2

INSITUFORM TECHNOLOGIES
Moderator: Joe Burgess
February 26, 2010
8:30 am CT

Operator:	Good day and welcome to the Insituform Technologies fourth quarter and year-end results earning call. Today's call is being recorded.

Any financial or statistical information presented during this call including any non-GAAP measures, the most directly comparable GAAP measures and reconciliation to GAAP results will be available on our Web site, Insituform.com.

During this conference call, we'll make forward-looking statements which are inherently subject to risks and uncertainties. Our results could differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference call.

We do not assume the duty to update forward-looking statements. Please use caution and do not rely on such statements.

Now I'll turn the conference over to Insituform's President and CEO, Joe Burgess.

Joe Burgess:	Good morning and thank you for participating on Insituform's call for fourth quarter and full year 2009 results.

Joining me on today's call are David Martin, Senior Vice President and Chief Financial Officer; David Morris, Senior Vice President and General Counsel; Chuck Voltz, Senior Vice President, North American Rehabilitation and Dorwin Hawn, Senior Vice President, Energy & Mining.

As has been our practice, I will make a few remarks discussing both the fourth quarter and the full year along with updates on market factors and other key factors impacting our performance as we go forward.  Then we'll spend the balance of the time available responding to your questions.

For Insituform overall, for the quarter income from continuing operations, excluding restructuring and acquisition-related charges, was $15.8 million. This represents a 53% increase from the fourth quarter of 2008.

Earnings per fully diluted share of 41 cents were 10% better than 2008. For the full year, income from continuing operations reached $38.9 million or $1.04 per diluted share compared to 72 cents in 2008 when we adjust out the positive impact of some settled litigation that we had in the fourth quarter of 2008.

This represents a 44% improvement in earnings from continued operations and reflects the increased earnings capability across the broader Insituform business platform.

As we will discuss later, we believe this platform is well positioned to take advantage of recovering economies, increased infrastructure spending and higher capital spending in our energy and mining segments.

Turning to the business units, North American Sewer Rehabilitation continued to build on its momentum with a very strong fourth quarter. Fourth quarter operating income of $12.5 million represents a 265% improvement over last year. Full year operating income of $38.4 million was 150% better than 2008.

While revenues grew 15% in the fourth quarter, full year revenue growth was a modest 4.1% indicating that the profit improvement continues to be driven by operational efficiencies across our manufacturing, logistics and execution platform.

Gross margins for NAR approached 28% for the quarter and were at 25.8% for the year, a 17% improvement over 2008. With the fourth quarter revenue pickup, operating margins improved to 13.1%. With revenue growth expected in 2010, we're hopeful that we can sustain this operating margin performance.

The $23 million improvement at the operating income level was generated by contributions from all facets of NAR operations. Revenue growth contributed $3.1 million, increased manufacturing profits contributed $3.7 million, lower operating costs contributed $7.1 million, reducing cost of quality and execution errors contributed another $2.2 million and lower fuel and resin costs contributed $6.9 million.

I'll just stop here and give a tip of the hat to Chuck Voltz and his team for really keeping their eye on the ball throughout the year. The business unit did an excellent job of building backlog, controlling costs while we persevered through work release delays earlier in the year and finally quickly ramping up down the stretch to begin monetizing the backlog position, a very solid year for NAR.

As we continue to focus on improving our business processes and our people, we believe we can continue to make incremental gains in this business.

Just to check in on the stimulus which we've talked about over the past few quarters, at year end we've seen around $190 million of stimulus projects, 67% of which is new work. This is up from $153 million at the end of Q3.

Insituform ended the year with $86 million of acquisitions of stimulus-related work, up from $50 million at the end of Q3. Recall that most of the earlier work was not incremental to the market so we believe that we're just now seeing the growth aspects of the stimulus.

Our analysis also suggests that almost 50% of the funds appropriated for the Clean Water State Revolving Funds have gone to contract. If that proves accurate, we could anticipate a 2010 stimulus impact similar to 2009.

Backlog for NAR remains high at $181 million. This represents a 20% increase over year end 2008 and is reflective of our strength at the bid table.

While municipal budgets will continue to be stressed, we believe that the combination of stimulus spending and modest economic recovery will push NAR revenue higher by 8 to 10% in 2010.

Our European Sewer Rehabilitation segment had its best quarter in terms of revenue and profitability excluding the restructuring charge. As we announced in December of 2009, we've enacted measures to put our European business on a track to achieve stronger financial returns immediately.

We head into 2010 with strong backlog and our prospects for growth and our realigned operating geographies, coupled with a focused strategy to sell tube to third parties throughout Europe are very robust.

In Asia, we continue to see strong revenue growth as we execute on our backlog in India and Hong Kong and begin work on contracts in Sydney, Australia and in Singapore.

In India, we continued work on our large awards around Delhi and we're waiting on the final Federal funding commitment to begin our project in Uttar Pradesh.

We did take a significant hit on our backlog position in India with a decision by the Delhi Jal Board to rebid the AWARTAC project which was valued at $18 million in our backlog. This is a project that was originally awarded to Insituform last spring and is now scheduled to be rebid in the spring of 2010.

We're also seeing bid preparation activity in a number of cities where we expected to bid in 2009. With Federal contributions, we believe, returning to 2008 levels, we're confident of our ability to rebuild our backlog position in India.

Margins in India were lower in the quarter due to work release delays and extended pipe cleaning activities on the jobs around Delhi.

In Australia, we have begun work on our Sydney contract, are in the process of adding our fourth crew. Our current backlog position will allow us to grow this business to $15 million in 2010. Additionally there is a very strong bid table in Australia as infrastructure spending continues to receive increased Federal contributions.

Our Hong Kong business performed well in the quarter and we're comfortable for the year. Achieving lower cost due to the exit of our JV relationship was a key contributor to the profitability gains.

We recently announced our first major awards in Singapore. As previously discussed, we have approached this market as a large diameter installer and a small diameter tube provider. We've achieved success on both fronts with these types of awards.

Obviously we feel very confident that we continue to grow rapidly and profitably in Asia during 2010.

Our efforts in the drinking water segment continue to focus on the commercialization of our InsituMain™ product. We have completed multiple pilots during the fourth quarter and have confirmed the capabilities of the product up to 36 inches and 150 PSI. We are achieving our first backlog now and are targeting $30 million of global Blue revenue in 2010, majority of that being InsituMain™ sales.

Our Energy and Mining segment performed better in the fourth quarter as we saw the best results of the year from UPS and Corrpro and improved results from Bayou, although we had lower than anticipated production rates on the ILVA Steel order which negatively impacted the Bayou margins. UPS and Corrpro margins remain strong.

We're also very pleased with our backlog position in this segment. In my third quarter remarks, I suggested that UPS could finish the year at around $40 million however key wins in Australia and in South America have pushed that year end figure to $57 million for UPS backlog.

As a frame of reference in 2008 when UPS achieved a high point of $61 million in revenue, the business entered the year with $26 million in backlog. Clearly we believe this business is poised for a strong recovery in 2010.

Bayou and Corrpro backlog remains steady at $123 million and both companies are seeing greatly increased bid activity. In fact Bayou has already received a significant coatings order for its Baton Rouge joint venture and concrete orders for New Iberia in February.

With stabilizing oil, gas and metal pricing we expect solid growth for both of these business units. We have essentially completed our back room integration activities achieving greater than $6 million in annualized run rate savings across the Energy and Mining platform.

Additionally we've consolidated our structure on our leadership with Dorwin Hawn. Dorwin's 35 plus years of experience in the Energy and Mining segment will allow us to accelerate the integration of the sales side and achieve additional revenue upside taking advantage of our broader service offering and improving market conditions.

So overall a solid quarter for our business which allowed us to achieve our earnings targets for 2009. We're confident that our strengthening and operating capability, strong backlog position, modestly improving economic conditions and continual - and continued Federal spending in key markets both here and abroad will drive continued improvements in our financial performance.

As stated in our press release, we anticipate that we will be able to deliver between $1.45 and $1.55 in earnings per diluted share for the full year of 2010.

Thank you for your time this morning and your continued interest in Insituform. And now we'd be happy to entertain questions.

Operator:
Thank you. And ladies and gentlemen, if you do have a question at this time, please press star 1 on your telephone keypad. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, that is star 1 at this time for any questions.

Once again, that is star 1 at this time for any questions. We'll take our first question from Jonathan Ellis with Merrill Lynch.

Jonathan Ellis:	Thank you and good morning guys.

Joe Burgess:	Good morning Jonathan.

Jonathan Ellis:
Wanted to first ask about the Asian business. You mentioned the one contract in India is equated to $18 million that is being rebid. I think you had said last quarter though that you're anticipating backlog in Asia to be $100 million by the end of the year. And it looks like you fell about $40 million short of that.

So even accounting for that Indian project, it looks like there's about $20 million in shortfall. Can you just help us understand where the backlog stands, if there's any timing issues with other projects?

Joe Burgess:
There's been a - the Indian Federal contribution to the local municipalities which is driving most of the spending there has been diverted to a lot of projects around the Delhi area not related to sewer in association with their preparations for the Goodwill Games that they are hosting there later in 2010.

I'll have - and that delayed projects that we anticipated being bid in the fall. But they just didn't materialize on the pipeline rehabilitation side of the coin.

We are starting to see that. We are starting to see that return not so much in Delhi again because they're the host city for those games, but certainly in Mumbai and Jaipur and Hyderabad. And of course we think we're close to locking down the funding for the project that we were awarded in Uttar Pradesh.

So we were a little frustrated with the delays at the bid table down the stretch in India. And of course we tend to bid larger projects there. Recall that the jobs that we're working on around Delhi were really consist of a couple of $20 million plus awards, so the projects are larger in scope.

So if a few of them drop off the table, which they did in the late third early fourth quarter, it just meant that we didn't have the opportunity to drive that backlog position.

Jonathan Ellis:
Okay great. Just staying on backlog but turning our attention to the domestic business, can you talk a little bit about the just generally but more specific to the stimulus related projects in your backlog, what the margin mix is, have you seen more competitive pricing on those projects now?

Joe Burgess:
I think, you know, it looks about the same to us. As always with our business Jonathan it's very regional and then can become very local to individual municipalities. You know, so we've seen, I mean we've had an award in Pell City, Alabama that was a, you know, a pretty complex bundled project. That got pretty competitive with some of the Southeast regional players that we participate with.

There's been some other bids as you go up through the Carolinas that we really haven't seen much pressure on those jobs. I don't know, Chuck, if you have any further comment on that, but it's really been very regionally based.

Chuck Voltz:	Right. It's regionally based and like you said, Joe, there's no difference between that and the other funded projects that we've been seeing.

Joe Burgess:
Yes, and of course, as we've said before, we're trying to pick our spots there. We really want to be participating in the stimulus activities where we think that the stimulus will actually promote longer term continued investment in sewer rehab in a particular area so that we're not capitalizing crew assets for what is essentially a one off related to the stimulus.

Jonathan Ellis:	Right. I think you mentioned that you expected a similar contribution from stimulus projects in 2010 as in 2009 if I'm not mistaken?

Joe Burgess:	Yes, that's correct.

Jonathan Ellis:	Okay. And maybe I missed this, but I didn't hear a total dollar value for the contribution of stimulus projects in '09.

Joe Burgess:	We have $86 million worth of acquisitions in 2009. I don't have in front of me how much we actually executed of those acquisitions although we can certainly get back to you on that.

Jonathan Ellis:	Okay.

Joe Burgess:	But all that means is we - the numbers I gave in my remarks are we saw at the bid table about $190 million worth of projects and we acquired $86 million worth of projects.

Jonathan Ellis:	Um-hmm.

Joe Burgess:
We believe, based on what we contract through the state level reports that about 50% of the dollars that have - that were assigned to the Clean Water State Revolving Funds look to us to be close to or under contract. So that's why I made the statement our anticipation for 2010 is - should look kind of like 2009 with the difference being that the work coming out now is in the main new projects or accelerations of projects. So it's some of the 2009 stimulus work was really backstopping what otherwise would have been shrinkage in the market.

Jonathan Ellis:
Right. Okay. Understood. Just to further round out the point about the stimulus related impact, I think last quarter you talked about a total potential opportunity of $300 to $350 million. And I think that was extending out to 2011. Does your long term view change in terms of the potential contribution from stimulus? Could it more be back end loaded than you originally thought or just update us there?

Joe Burgess:
Well it looks to us like the total contribution is probably going to be around $380 to $400 if you take the $190 and kind of assume a doubling of that. Could be a little more. It's hard until the projects actually come out at the state level it's difficult to tell the mix between what's going to be actually underline - underground pipeline rehab and what's going to be surface treatment plants or other types of projects.

We've also began tracking some projects on the drinking water side so we do see some additional project uptick there. So when I say it's going to be the same as 2009, that just assumes that our win rate stays about the same and the relationship between underground and above ground projects that are funded by the Clean Water Revolving Funds remains the same.

There could be some minor tweaks in those relationships but probably not. That's why we think it's generally - generally looks to us like 2010 will be the same as 2009 or close.

Jonathan Ellis:	Okay. And then just my final question, and you talk about margins in North America and I think you mentioned you expect margin improvement in 2010 versus 2009. Did I catch that correctly?

Joe Burgess:
Yes we, I mean I've said this before. We, I mean long ago when I first got here, we back at the envelope felt like this could be north of a 25% margin business on the gross margin line which would take it to around 10% on the operating margin line and then of course allow us to get incremental margin growth if we could get some revenue growth through a variety of factors.

And that continues to be what we think. Again Chuck and his team have done a great job getting us to the gross margin improvement probably a little faster than we thought. And we've obviously benefitted from some reduced resin and fuel pricing that we've been able to preserve in our own pricing structure. Doesn't really matter if we get reduced cost if we just have to pass it through so I think we've done some good work there.

When I start to think we have incremental improvement, it's mainly based on the fact that I think we are continuing to improve our project management capability. You know, Chuck has certainly upgraded the commercial managers that run the regions that are within NAR.

I think we continue to improve through hiring higher quality people and training the people that we have in terms of project management. I think we've become much more efficient in manufacturing. Our incremental margins and our manufacturing operation, some of it because of increased volume, topped 40% in the fourth quarter.

So we think as we start to see some modest amounts of revenue growth in the North American business and we continue to become a much more capable execution and operating organization and then we combine that with what's become a very efficient manufacturing and logistics and distribution organization that we can see incremental margin gains.

Jonathan Ellis:
Okay. Just my final question on that point though, in terms of where resin and fuel prices stand today, do you expect on an aggregate basis of 2010 that those would be margin headwinds or continued margin benefit?

Joe Burgess:	Our plan calls for resin and fuel to go up by 5% I want to say.

David Martin	Yes.

Joe Burgess:	So, you know, kind of a little bit on top of inflation.

Jonathan Ellis:	Okay. Great. Thanks guys.

Joe Burgess:	Thank you.

Operator:	Next we'll go to Eric Stine with Northland Securities.

Eric Stine:	Good morning everyone. Congrats on the quarter.

Joe Burgess:	Thank you.

Eric Stine:
I was hoping we could just start in North American sewer and just talk about your plan for crews. Been some indication of hiring activity by you and wondering if that adding crews faster or is that the case of filing in crews in specific areas of the country.

Joe Burgess:
I think it's a mix of both. As I said in the remarks, I think Chuck and his team did a nice job this year because we built a lot of backlog early in the year. And then we're frankly kind of frustrated in the second quarter over some work release delays - I think we did a good job managing our costs during that period.

And then in the back half of the year, we basically have seen backlog in some areas of the country go from four or five months of backlog which is kind of a comfortable level for NAR to 9, 10 sometimes 11 months. So in those particular regions, particularly where through accommodations and where communities are on, you know, managing their capital spend against consent decrees or whatever else is driving the investment, we've added crews. I think we ended the year with how many crews Chuck?

Chuck Voltz:	68.

Joe Burgess:	68 and we started the year with 59 or 60?

Chuck Voltz:	Yes.

Joe Burgess:
So we added eight crews during the year. Probably the North American market could support a few additional crew additions in some regions. But again we're very, you know, we think we're doing a better job than we have in the past and in relationship between crew additions and backlog. Obviously you want to monetize your backlog as quickly as you can just to capture profits in the cash.

But we also have to be very wary about the capital cost of putting a crew in the field and making sure that we have long term work to support that capital investment.

Eric Stine:
Okay and just a follow up in North American sewer. Can you speak to, you know, how we used to think about the linearity of revenues, in fiscal year '10 it was pretty noteworthy that in the fourth quarter here you were flat sequentially in a typically, you know, a down seasonal quarter. You know, is the stimulus helping and maybe the first quarter is not down as much as it typically is?

Joe Burgess:	Just for NAR, I think it'll be down probably not as much as it has been traditionally although, that can be greatly impacted by weather, particularly in the upper Midwest and the Northeast.

But I think that we certainly enter 2010 with a much stronger backlog position than we did last year. And so dependent on weather, I think it'll be a stronger quarter for NAR than 2009 was.

Eric Stine:	Okay that's helpful. And then I'll just quick move to energy and mining. Can you just talk a little bit about what's going on in Bayou just to continue pipe coding delays?

Joe Burgess:
Well in the fourth quarter it wasn't so much delays. We had some production run rate issues with a pipe that we were processing a large order from ILVA Steel, which we talked about on our third quarter results.

And I don't want to belabor the point but, you know, there was a combination of issues with the pipe, which was modestly bent and that makes it more difficult to get a smooth coat of the epoxy on it and it also makes it more difficult to weld as you start to take the small pieces and turn them into larger pieces.

And that just slowed us down. And once you get into one of these - once you get into the production on one of these coating jobs, time is of the essence as it is with most things. And that kind of lowered - that lowered our margin profile out of Bayou on that particular job.

But we think that was - we believe that's really related to the - some of the technical issues related to that job and, you know, kind of not reflective of the historical margin profile that Bayou's been able to achieve.

Eric Stine:
Okay. But fair to say as far as your outlook for fiscal year '10, that Corrpro and Tite Liner®, I mean you're looking for pretty - a pretty nice - nice results there in that Bayou may be a partial recovery?

Joe Burgess:
I don't think Bayou will recover back to its pre-acquisition 2008 level but we do think - but we do see the backlog strengthening. I mean as I - I think as we've discussed before, you know, if you really break - if we really get into the Bayou business, the coatings business certainly had some issue in 2009 but also had, you know, decent backlog and decent productions rates.

Where the profitability of Bayou fell off was in the joint venture coating operation in Baton Rouge where we had very little volume either out of the stuff mill where it's located or additional projects that we bring in there. And then some of the ancillary businesses, the field coating business, CCSI was down about 40% and of course the welding operations were down even greater than 40%.

I think the good news is that all of those businesses really have picked up significant backlog. Over towards the end of the year we started to see a great increase in inquiries and into the first quarter of this year some very strong acquisitions pace.

So we don't think it'll get back to 2008 but it'll probably get about two-thirds of the way there which will be a significant increase in profitability over 2009 for - from an Insituform ownership profile certainly.

Eric Stine:	Okay. I appreciate the color. Thanks a lot.

Joe Burgess:	You're welcome.

Operator:	Next we'll go to John Quealy at CanAccord Adams.

Chip Moore:
Good morning thanks. Chip Moore for John. So wondering if we could talk about expenses. You've done a good job SG&A essentially flat sequentially. What are you thinking about looking at 2010? What are your expectations?

Joe Burgess:	I'll kick it over to David. He's got the data in front of him.

David Martin:
Well 2009, you know, we made significant improvements overall in the North American Rehab profile of operating expenses. Obviously in 2010 you will have the full year impact of the acquisitions. That wasn't present first quarter of last year.

But outside of that, you know, we expect a little bit of growth related to our Asian operations because we'll have the full Australian and Hong Kong operations and a little bit in India as well as we've - we continue to grow.

Joe Burgess:	But with the percent of revenue it'll be down.

David Martin:
But yes, that was my next point.  We're going - we actually see that our overall op expense profile will go down as we do expect growth in revenue this year. And overall Europe's going to be down and North America will be modestly up, so.

Chip Moore:	Okay. That's helpful.

David Martin:	Hope that helps you.

Chip Moore:
Yes and back to margins, obviously great job this quarter. If you look back to the past, you've been over 30%. Obviously the mix of the business is different now, but can you just talk to longer term where you think margins - consolidated margins can get to?

Joe Burgess:
You know, well, I mean I think as we said in the past, our goal for the business is to, you know, is to create a north of 15% operating margin business. We started less than five in 2008. I think we've kind of clawed our way up around close to double digits, you know, for this, you know, for this year.

And we think we'll be north of 10% on a consolidated - on a consolidated basis in 2010. But our overall goal is to drive that north of 15%. And we think we'll make a lot of progress this year as we expect to get revenue growth to spread over, you know, kind of our OPEX space which David was just discussing.

And we think we're doing a pretty good job of growing that only where, you know, where we're targeting some OPEX investment that will help grow the business or accelerate the growth of the business.

It can be a little harder on the gross margin line just because of, you know, some of the things we talked about with NAR. I mean we had an outstanding - obviously we had an outstanding fourth quarter, but you can have timing issues related to what work you're actually executing in your backlog, you know, diameter mix.

I mean we actually had some things. So it can be difficult to predict but I'll stick with what we said. We felt like in the middle of 2008 that certainly NAR was underperforming as was Europe underperforming at the gross margin line. And that we could drive those businesses north of 25% and then hopefully when we got to a position where we could grow the top line that would give us even larger incremental gains on the operating margin line.

Chip Moore:
Sure. No that's fair. And then just lastly looking at Q4, the projects that took place were there any favorable closeouts or just kind of a - can you characterize kind of end the year or end or project closeouts in Q4?

Joe Burgess:	No. I guess I don't understand the question though.

David Martin:	You were talking about project closeouts in which sector?

Chip Moore:	Anywhere. Just if you saw that at all - that helped in the quarter.

David Martin:	Nothing notable.

Joe Burgess:	No very - just very, very standard, standard steady as she goes.

Chip Moore:	Okay great. Congrats.

Joe Burgess:	Thank you.

Operator:	Next we'll hear from Debra Coy with Janney.

Debra Coy:	Thanks. Good morning guys.

Joe Burgess:	Good morning.

Debra Coy:
Just a couple of follow ups. Joe, thinking through the margin issue again further particularly for NAR, it sounds like what you're saying that you can get to some realm in the 12% range this year. You have outlined 25% gross margins and 10% operating margins. You're clearly north of that over the last couple of quarters. So assuming that you can hold onto the gains on the gross margin side, would you say that we are at a run rate that's more in the 12% than the 10% range in that business now?

Joe Burgess:	It would be difficult for me to deny it.

Debra Coy:
And it seems that that is partly the types of jobs that you're bidding on. Is - can you note - can you point to the mix having notably changed to larger diameter work? Is that part of it as well or would you lay it more still at the feet of...

Joe Burgess:	A little bit.

Debra Coy:	. . . execution.

Joe Burgess:
Yes. We did see in this helped on the manufacturing side as well. We saw a - in the back half we did see some - a modest growth in the large and medium diameter mix. Help me Chuck I'm thinking San Diego in the US and a couple number of other projects. Then also-

Chuck Voltz:	Vancouver, we had a couple projects up in Canada.

Joe Burgess:
So, I mean not a seismic shift. I mean, you know, the market's kind of been locked in small diameter in the high 70s and 80s so, you know, we're talking about a couple of percentage points. I think the other thing that helped NAR though is a lot of our Asian business of course which started to kick in in the second half is almost all large diameter. And of course Batesville supplies that too.

We actually in the second half of the year got to a point where we were - while overall our manufacturing facilities are probably at about 65% capacity utilization at Batesville we had really the last four months of the year where we were at capacity on our large diameter lines which - so we had to kind of ration production between the needs of Asia-Pacific and some of our execution commitments in the United States.

So that certainly to the extent that it's higher margin stuff drove increased manufacturing profits which we talked a little bit about in my remarks, and obviously filtered through to the NAR margin.

Debra Coy:
And I guess our - that raises the question of - I don't think I saw the number of what the total third party tube sales were for 2009 and how we should think about that for 2010. And then I guess more broadly how you're feeling about your current capacity situation, whether there would be room to expand that or whether that's something you don't need to think about yet.

Joe Burgess:
No well like I said, the market's predominantly small diameter. And on those capabilities we're at about two-thirds of our capacity utilization. Small diameter you're running what Chuck a shift and a half? Is it two full shifts down there in Batesville?

Chuck Voltz:	We have three shifts.

Joe Burgess:
As -- yes. I don't think we're in a position where we need to expand there unless we see something in terms of large diameter production staying where it's at. We might - you might see us do something there to make sure that we have that agility. Of course you'll probably see us invest in a large diameter sewing line in the Asian market...

Debra Coy:	Right.

Joe Burgess:
. . . to take some of the stress off of - and in fact we've already made the decision. I don't, you know, so that'll take some of the stress off of Batesville so that it can handle the US market. And it also of course will save us significantly by - in terms of shipping costs and scheduled delivery issues as well converting a significant piece of the US dollar cost to local currency which is important to do as well.

So in terms of the - in terms of your question on MTC, what is the total revenue that we got to there?

David Martin:	About $11.5 million for 2009.

Joe Burgess:
Great. 11.9 million. That's only a modest increase really over 2008 about 3%. Now the profitability increased again, a little bit of a shift from small diameter to medium diameter, much better cost efficiency out of Batesville as the capacity utilization continues to increase there.

The MTC business is going to - it's going to be difficult for them. They can grow. I don't think we're going to see the explosive growth in the US because we're really - we've really captured what we can capture of kind of small independent contractors. And the next step would be to convert some of these buy boards that service some of the larger regional competitors.

And candidly there's just - there's some emotional resistance to buying tube from Insituform at that level.

David Martin	Yes.

Joe Burgess:	But we continue to bid that and we feel like over the course of time our superior cost structure will win the day. But it's going to be something that takes some time I think.

The growth area for third party tube sales I think will be both Europe and what we're already starting to see in Asia. We had pretty significant sales increases into Japan this year through licensees. We had - and we did over $500,000 worth of sales into Korea this year and hit a very high margin.

We announced recently, you know, cumulatively about $4 million worth of tube sales into the program which become even higher margin when we start manufacturing that tube.

And of course one of the reasons we - one of the benefits of kind of resolving even further some of our issues with Per Aarsleff, our German partner, was our being able to acquire their minority interest in our linings facility in the UK and so...

Debra Coy:	Right.

Joe Burgess:
. . . we're very, very quickly have put some development resources into the gain and are very quickly looking to drive a third party tube sale business in Europe which we don't think has any natural ceilings the - in the US. There's a greater level of fragmentation and we would hope - so we anticipate that that business will over the next few years be as large as MTC in North America if not larger.

And of course our linings facility while not having as much production capability as Batesville only operates at about 35% capacity utilization so there's plenty of space there.

Debra Coy:	That's helpful Joe. Thanks.

Joe Burgess:	You're welcome.

Debra Coy:
Switching over to Asia, you talked about some of the issues in India and the lower backlog and you said Asia should still grow this year. You kind of have put some brackets around some of the expectations for the other segments. You didn't really do that around Asia on the top line. Can you give us a little more color on your expectations?

Joe Burgess:	We think - what'd we do 10 to 40?

David Martin:	Yes, $30,000.

Joe Burgess:	Yes. We think we'll get to $70, $75 million in Asia.

Debra Coy:	Okay. And then with margin comparable to where they have been running.

Joe Burgess:
No they should be better than this year. We, you know, we had some, you know, we wrestled as we've talked about. We've wrestled with some delays in India so, you know, that kind of idled some fixed cost in our operation.

And we're on, you know, we take a - taken a large diameter big project approach in a lot of these markets because - so it's a little bit unlike NAR where well NAR's done a tremendous job of bundling and capturing larger projects and then winning the large projects that are in the marketplace, if they don't they can regroup and go grab a bunch of $400,000 jobs that are out there.

We don't really have that opportunity in India. So project delays are at the client side cause us a little more pain than they would in our North American or our European markets because of our strategy.

The - I guess the other thing is that we've seen in India is there's an enormous cleaning step in front of almost all the projects that we do. I mean in the US market the North American market, you get a jet truck in there and you wash it out and then you vacuum that water out and then you're ready to line.

In India, you might have an 84 inch line with 72 inches of silt in it and so with a cleaning step. We've had a couple of projects where a cleaning step that was originally estimated at a month or so has taken three or four.

And while we have structured ourselves commercially where all of that is kind of passed through cost to the communities, it can cause a three or four month delay in us getting to the higher margin installation work.

So there's been those issues. There's been those of types of issues that we think we understand better and you should - we should see improved margins in India as we become more efficient in managing those projects.

Debra Coy:
Okay. Understood. But it did sound like Asia's given as you say the strategy there is probably the segment that's with perhaps the exception of Bayou, the segment that's at risk to be the lumpiest from a quarter to quarter standpoint.

Joe Burgess:
Well no. I guess I, you know, certainly India is always going to be a market I think with those types of challenges, you know, inconsistency in funding and then, you know, it can be very competitive. And then, of course, and then it can be not competitive at all. I mean the reason we ultimately are going to have to rebid this AWARTAC project is that we were the only bidder. And the client there is making a choice of - they're making the choice that they want to get sued for environmental delay versus sued for procurement issues or what they perceive to be procurement issues in the market.

So it's just - it's a challenging market. I contrast that with our market in Australia which is very much like working here except on - except they tend to bundle projects and offer larger project opportunities.

Singapore is - I hate to use the term Western style, but it's also much more similar to the business that we run here in NAR. So, you know, we feel like with the backlog that we have in Hong Kong and Singapore and Australia, we have good backlog still in India but we do, you know, we are anxious to see a reinvigorated bid table.

You know, we feel like that growth will - we feel like we'll get to $70, $75 million on the top line and then be able to improve the margins.

Debra Coy:
Okay that's helpful. And my final question is surrounding the margin in the energy and mining business that it sounds like, given the backlog growth that we've seen in UPS that that business should, I presume, go back to the 20% plus EBIT margins that we were seeing back in the peak.

And then you talked about overall consolidated gross margins targeted eventually in the 15% or north of that range.

Joe Burgess:	Operating margins.

Debra Coy:
Operating margins, exactly. But obviously Tite Liner® has been higher than that in the day. And what I'm wondering about is how to think about a combined margin there leaving aside some of the current issues at Bayou as you take a combined product offering into some of your clients. How do we think about, not only in 2010 but going ahead, kind of the combined offering and margin opportunity in the energy business? Obviously Corrpro and Bayou were significantly lower than Tite Liner® historically even at their peak.

Joe Burgess:	Well obviously we don't think '09 is a year that we can, you know, say much about Bayou because of the...

Debra Coy:	Right.

Joe Burgess:
. . . because of the lower volumes. And it's such a - of all of our business, it's easily the most capital intense. You know, Tite Liner and UPS generally had a fantastic year for margins. And of course I was going to say in a down revenue year but Dorwin's on the line and he'd quickly correct me that this was probably - it's probably the third best year that UPS has had, third or fourth best year in their history.

So, and they really did a great job grinding through and positioning themselves well for 2010 and exceeding their - I think at the gross margin line they ended up well north of 30.

David Martin:	That's right.

Joe Burgess:	Right David?

David Martin:	Yes.

Joe Burgess:
Now they've got a little bit in their backlog that's a little less than that. You know, we had an opportunity to grab a $12 million project in Australia so we, you know, so I think we bid that job, you know, in the $20s.

And, you know, but we're seeing good margin work out of our South American entities. You know, some of the backlog in the larger Mexican awards include some - us acting as GCs. So you get kind of a blended margin on those types of projects.

But, you know, certainly from the Tite Liner® business, we, you know, we don't see any reason to kind of back off the high margin work that we've - the high margin performance that we've enjoyed historically.

You know, Corrpro's - we think Corrpro's margins will improve. We'll get a few - a full year of the cost reductions that we took across that business. Most of the integration savings from the platform of course were at Corrpro, probably a little more to go there as we fuss around with accounting and procurement systems etcetera.

But we would think that those margins can certainly improve. I think we got them planned at 10 to 15% improvement over what we saw this year. You know, and then of course Bayou is, you know, Bayou is we think is going to get better as they build backlog in the joint venture in Baton Rouge which certainly drops equity earnings and drives their overall margin performance.

As I said earlier, we got really no contribution out of the welding and especially fabrication businesses this year. Those businesses have both built really in the first quarter north of $15 million in backlog which we think will drive margin improvement.

And then the main coating facilities we think will perform better particularly once we clean out this current order which has some production issues related to the quality of the pipe that we're dealing with.

Debra Coy:	Oh I add that up and it sounds to me like we should be able to get to an operating margin combined in that segment in the 10% plus range for 2010.

Joe Burgess:	Yes certainly. But that's, I mean our goal obviously is to do better than - is to do much better than that over time.

Debra Coy:	Okay. Thanks Joe.

Joe Burgess:	And over time being the back half of 2010 and 2011. I don't mean ten years from now.

Debra Coy:	Yes. We'll give you 18 months. Thanks.

Joe Burgess:	Thank you.

Operator:	Our next question comes from Arnie Ursaner with CJS Securities.

Arnie Ursaner:
Hi good morning. Your gross margins in Q4 in North American Rehab benefitted from a million and a half due to a favorable casualty self insurance accrual. I guess the first - obviously a factual piece of information, I guess your margin would've been closer to 26 X that item. And how should that impact or will it impact your margin expectation for the upcoming year?

Joe Burgess:
It doesn't. I mean as I've said, we've seen the margins at and around 25 or - and north of there really for the last few quarters. You know, we think we can squeeze incremental margin at the gross margin level but again as Chuck and his team, you know, continue to just drive on quality issues, I mean we achieved the margins we achieved in the fourth quarter, but we also had some performance issues on projects certainly in the west region Chuck that cost us a few hundred thousand dollars.

I mean so it's not, you know, the business is performing well but it's in our view by no means hitting on all cylinders or whatever phrase you want to use for that. So we think we'll be able to squeeze incremental margin from here.

And then of course what we're excited about is seeing some finally some, you know, more than half a percent, 1% or no revenue growth in the US market which we think will of course really accelerate our operating margin percentages.

Arnie Ursaner:
Leads right into my next question. How much of your expectation for the upcoming year - obviously there's a lot of stimulus money built into your growth view. How much of that is in the RFP stage at this point?

Joe Burgess:
Well as we said earlier, you know, we think about half of the money is in RFP or actually even moving to contract which would leave another half. And if the relationships hold, that would leave us at around $200 million of stimulus funding that will be devoted to underground pipeline rehab type activities.

And then from there it's just a function of whether we want to pursue the work and what our capture rate would be.

Arnie Ursaner:
On water rehab you mentioned you expect to make meaningful progress in 2010 in revenues declined in 2009 and the segment lost $2.6 million. Can you quantify what you mean by meaningful progress in both revenue and profits for 2010?

Joe Burgess:
We're expecting to go from whatever we did this year, $11 or $12 million to $30. And we're expecting most of that to be in North America on the basis of we've been driving through pretty aggressive piloting and demonstration. We've spent a fair - we spent a fair amount of money earlier in the year both on accelerating the R&D, the internal testing. We've done some free piloting. We've been fortunate to get also some paid pilots.

We've acquired our first real commercial backlog in Insituform in bidding against dig and replace options and winning them on cost. Those projects will start to get executed in the second quarter. Since it's a new product and it's on the drinking water side, we're - we have to go through some state level regulatory approvals to get those projects kicked off but we see tremendous enthusiasm in the marketplace and think this is a product that's going to allow us to offer the range of performance across the range of diameters and pressures and combine that with some much more effective re-tapping productivity that's going to allow us to finally get some traction in the market.

Now we still have our other products, but at the end of the day we drew the conclusion that they were really niche products that weren't going to allow us to accelerate our growth in the segment. So I don't know if you want to color that at all Chuck or - but we think we're going to, you know, we're targeting to get to $30 million this year and it'll be disappointing if we don't.

Arnie Ursaner:	Joe I have to...

Chuck Voltz:	You know, we have to...

Arnie Ursaner:	I'm sorry. And profitability?

Joe Burgess:	I'm sorry?

Arnie Ursaner:	Profitability of water rehab?

Joe Burgess:
Should be - it should be - the other advantage of InsituMain™ is it's very, in terms of its installation obviously we make the product so we'll be capturing the manufacturing products - profits just as we do on the sewer side.

And it's also installed very similarly in terms of just install techniques as our core CIPP projects. So, that's also going to lower the operating costs and the long term CAPEX that was built out of that business. So we think that the business will be profitable in 2010 at that $30 million level. And longer term it'd be our expectations that it should see - it should have a margin profile north of what we see on NAR on the sewer side.

Arnie Ursaner:	Final comment Joe for - you've done an extraordinarily good job of leading, you know, people that have followed your stock for years, you never used to even provide guidance.

You did a terrific job in 2009 meeting your guidance and your initial guidance for 2010 seems awfully aggressive in terms of rate of growth and everything else. Can you perhaps give us your thought process on how you've set the bar for 2010 and where you think the risks are and where you think the positive surprises could lie?

Joe Burgess:
I think - well some of the - I'll just talk about how we, I guess how we constructed that. Of course in the third quarter as Debra was kind enough to point out, I did make the statement that I thought 2010 would be a record year. And then of course when I went out to talk to the investment community, many of them were surprised that I said that.

But I really think if you break down our businesses, it's hard not to get there just from doing the math. And again I appreciate your comments, but we - earlier because we are trying to be much more transparent about our business and what's going on. And we think there's a lot of - there's a lot of very positive momentum in the business.

So let's take it one at a time. You know, NAR has certainly seen a tremendous improvement I think in just - as an operating business in terms of increasing its gross margins. And I think it's pretty clear that Chuck and his team will be able, with any type of modest revenue growth, will be able to translate that into a much - even much larger and much more exciting incremental gains at the operating margin level if we see that growth.

And we will - and we do. We see, as economies recover, as the economy recovers we see some pent up demand. We also are active in a number of communities that are coming into larger spend profiles on long standing consent decrees. And then there's the stimulus.

So all of that suggests to us that we might see 8 to 10% revenue growth in NAR and that's obviously going to - that will drop to our bottom line as we continue to manage the OPEX.

We think we saw a pretty significant turnaround in Europe in the back half of the year. Alex Buehler's over there and he's done a great job improving the performance of the German JV, making some decisions on exiting some non-performing and loss generating businesses mostly in Eastern Europe.

And of course we're getting geared up to grow our third party tube business on the continent which I think as we're all aware has dropped some pretty significant dollars to our bottom line in the US and we see those as a kind of similar market opportunities that'll be captured over - beginning in 2010 and then going forward.

Asia, I won't go through all of the different markets, but obviously we went from $10 million to high $30s. We think we'll get to $70 to $75. We've got a good mix of businesses over there, a good mix of tube sales and install.

We're in Australia, Singapore, Hong Kong and India so, you know, we think we have a broad opportunity to drive growth there. We talked about water. We think we'll get to $30 million and that's not tremendous growth but we certainly don't expect to lose $2.6 million next year. We expect to be able to get that business to break even.

Energy and mining, you know, by doing nothing we have another three months at Corrpro and another two months of Bayou, or is it the other way around?

David Martin:	You got it right.

Joe Burgess:
Right. Okay. You know, so there's - and of course those businesses particularly Bayou and their ancillary businesses, you know, had a significant drop off in 2009 which we think they'll show - they'll make good progress on recovering most of that.

Corrpro is a more consistent business but we think we'll see nice growth out of them, a full year of the run rate savings. I think this year the run rate savings on the OPEX piece of the integration was north of $6 million. We only really captured $2 in 2009. So that's an incremental $4 million.

And of course we talked about UPS which we think has a good shot at returning to its financial performance of 2008. And that's another $4 million of incremental operating income.

So there's just a - there's a lot of positive things going on. And when you put those together, it ends up with a - we think our guidance is fair for what the business can achieve, so.

Arnie Ursaner:	Thanks. That was terrific rundown. Thank you very much.

Joe Burgess:	Thank you.

Operator:	Next we'll go to Glenn Wortman with Sidoti.

Glenn Wortman:
Yes good morning everyone. Just, you know, given the poor state of city and state budgets as we move beyond this wave of stimulus spending, I mean how do you think that market will play out in North America, the rehab?

Joe Burgess:
Well as we've said before Glenn, a lot of our work is tied to long term consent decrees. The last time we looked at it, it was about 70% of our work is really focused on - is generated by those types of consent decrees. And there's really a pre-financed element of that. They look out. They're in a - they're either in a five year or a ten year plan. And they go float a bond and they go execute the work.

There's only about 30% of the work that's out of current period operating expenses and that relates to hey there's a sewer main break or somebody just decides that they want to, you know, take on some additional capital or maybe they get a rate increase out of their local utility etcetera.

So, there's a level of near term anyway insulation against what's going on in municipal budgets. And I guess I would add to that with most of sewer authorities and waste water systems and drinking water systems are user fee based. So they're kind of have a separate economic dynamic than kind of the general fund of the old municipality.

So there's a little bit of insulation. There's a little bit of insulation there. Our overall view of it as we looked out is, you know, we think the stimulus will contribute to what we, you know, and potentially even push NAR into some double digit top line growth which certainly we have not seen in a while.

Once the stimulus goes away, it's hard to forecast that that sustains, you know, given the, you know, given the overall health of the economy and state and local budgets.

Glenn Wortman:	All right. And then just secondly, you know, you guys are starting to build your cash position again. Can you just discuss your priorities for cash?

Joe Burgess:	David, what are our priorities for cash?

David Martin:	Our...

Joe Burgess:	Collected first of all.

David Martin:
Well we'll continue to grow it. Obviously our operations are delivering a tremendous amount of cash but we will continue to look for opportunities to grow our business. Certainly we'll be spending a little bit more in 2010 with respect to capital expenditures to build the businesses throughout Asia, a little bit in our water business as well and so we'll be using a little bit of that.

But we will also be paying down debt according to the amortization but look for opportunities there as well. Beyond that...

Joe Burgess:	Beyond that we're not saying.

Glenn Wortman:	All right. All right. Thank you very much.

Joe Burgess:	You're welcome.

Operator:	Our next question comes from Steven Gambuzza with Longbow Capital.

Steven Gambuzza:	Good morning.

Joe Burgess:	Good morning Steve.

Steven Gambuzza:
I was wondering if you could comment on some of the larger opportunities in the deep water Gulf of Mexico and whether you'd expect some of those projects like Chevron Jack or Big Foot to come into play in 2010 or whether those are more 2011, '12 opportunities.

Joe Burgess:	They look solidly in 2011.

Steven Gambuzza:	Okay so nothing - there's nothing in your 2010 outlook really as to those opportunities?

Joe Burgess:
No. We don't have anything in our '10 plan. We're very active on both of those that you mentioned and others. If you look at the history particularly of Bot - well Corrpro has been involved in that as well. But Bayou has enjoyed a very strong position in its company history of course in being a - word am I looking for - they've captured a lot of coating business for these off shore projects over time and we believe they're well positioned.

And of course, you know, we're in the early stages of providing, you know, pricing and logistics to support as to some of those expansion opportunities.

I think we're also looking at expanding our capability in the insulation markets. Some of the - just to give you - just to size that for you, there's some of the early look at some of the Chevron Jack pricing if you see some coatings opportunities in the $30 to $35 million range and but the insulation opportunities at probably three times that in terms of overall value.

Bayou's had a longstanding relationship with one of the top insulators in the business, Perma-Pipe, that they were in a joint venture with in New Iberia. So we're taking a look at expanding that. And of course Perma-Pipe was also our - a 49% partner of ours as we expanded our coating and insulation capability into the Canadian market with the Garneau the small Garneau acquisition earlier in the year.

Steven Gambuzza:
And so in 2010 would you expect the key driver for Bayou's operations to be more of some of the natural gas pipeline activity going on in the various shale areas around their - your manufacturing facility?

Joe Burgess:
Yes. They're getting a continuing - they're starting to pick up a lot of work as kind of people are resuscitating investment in the Hainesville shale and the Fayetteville shale field. TransCanada is starting to be active again. You know, so but it's mostly - it'll be mostly driven by that.

Steven Gambuzza:	Great. Thanks very much.

Joe Burgess:
Although they're - although I will say Steve there's a lot of pricing activity. And it's our expectation that the off shore work returns. It's kind of interesting because if you really look at a kind of a ten year profile, Bayou, you know, probably has like a 40 to 45% off shore mix over that ten year timeframe.

And of course that's gone to nothing or basically nothing now. So we're pretty excited and there's a lot of inquiry and pricing activity going out with frankly customers that Bayou has supported for a long time. So, that we think is going to be some significant upside for us in 2011 when that capital profile returns.

Steven Gambuzza:	Thank you very much. Congratulations.

Joe Burgess:	You're welcome. Thank you.

Operator:	With no further questions in the queue, I'll turn the conference back over to our presenters for any additional or closing remarks.

Joe Burgess:
Was that me? Well I just thank you. Thank you for your time. Thank you for your continued interest in Insituform. We appreciate the questions and we've got, you know, as I kind of said in summary on that question that I was asked, we really feel like we have a lot of positive momentum across really the breadth of our businesses.

And certainly we have to stay focused because, you know, it can be challenging to execute in both these businesses and in these markets. They remain competitive but we're comfortable with where we're at...

David Martin:	Yes.

Joe Burgess:	. . . and feel like we're well positioned to enjoy a very strong 2010. So thank you again.

Operator:	And with that that does conclude our today's conference. We thank you for your participation.

END